Exhibit 99.1

Lake Shore Bancorp, Inc. Announces Adoption of Plan of Conversion and Reorganization to Undertake Second Step Conversion

DUNKIRK, N.Y. — January 30, 2025 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced today that the Board of Directors of its parent mutual holding company, Lake Shore, MHC, has adopted a Plan of Conversion and Reorganization pursuant to which Lake Shore, MHC will undertake a “second step” conversion from the mutual holding company structure to the stock holding company structure. In connection with the second step conversion, the Bank intends to seek regulatory approval to convert its charter to a New York-chartered commercial bank.

Lake Shore, MHC currently owns approximately 63.4% of the outstanding shares of common stock of the Company which it acquired in connection with the reorganization of the Bank into the mutual holding company structure and the related initial public offering by the Company in 2006.

As a result of the proposed transaction, a new stock holding company for the Bank (the “New Bank Holding Company”), which will succeed the Company, and will offer for sale shares of its common stock, representing Lake Shore, MHC’s ownership interest in the Company, to depositors of the Bank in a subscription offering and, if necessary, a community offering and/or a syndicated community offering. Eligible account holders of the Bank as of the close of business on December 31, 2023 have first priority non-transferable subscription rights to subscribe for shares of common stock of the New Bank Holding Company. The total number of shares of common stock of the New Bank Holding Company to be issued in the proposed stock offering will be based on the aggregate pro forma market value of the common stock of the New Bank Holding Company, as determined by an independent appraisal. In addition, each share of common stock of the Company owned by persons other than Lake Shore, MHC (the “minority shareholders”) will be converted into and become the right to receive a number of shares of common stock of the New Bank Holding Company pursuant to an exchange ratio established at the completion of the proposed transaction. The exchange ratio is designed to preserve in the New Bank Holding Company the same aggregate percentage ownership interest that the minority shareholders will have in the Company immediately before the completion of the proposed transaction, exclusive of the purchase of any additional shares of common stock of the New Bank Holding Company by minority shareholders in the stock offering and the effect of cash received in lieu of issuance of fractional shares of common stock of the New Bank Holding Company, and adjusted to reflect certain assets held by Lake Shore, MHC.

The proposed transaction is expected to be completed in the third quarter of 2025, subject to regulatory approval, approval by the members of Lake Shore, MHC (i.e., depositors of the Bank), and approval by the shareholders of the Company, including by a separate vote of approval by the Company’s minority shareholders. Detailed information regarding the proposed transaction, including the stock offering, will be sent to shareholders of the Company and members of Lake Shore, MHC following regulatory approval.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York. The Bank has ten full-service branch locations in Western New York, including four in Chautauqua County and six in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. The

Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve and are subject to significant risks, contingencies, and uncertainties, many of which are difficult to predict and are generally beyond our control including, but not limited to, that the proposed transaction may not be timely completed, if at all, that required regulatory, shareholder and member approvals are not timely received, if at all, or that other customary closing conditions are not satisfied in a timely manner, if at all, compliance with the Written Agreement with the Federal Reserve Bank of Philadelphia, data loss or other security breaches, including a breach of our operational or security systems, policies or procedures, including cyber-attacks on us or on our third party vendors or service providers, economic conditions, the effect of changes in monetary and fiscal policy, inflation, unanticipated changes in our liquidity position, climate change, geopolitical conflicts, public health issues, increased unemployment, deterioration in the credit quality of the loan portfolio and/or the value of the collateral securing repayment of loans, reduction in the value of investment securities, the cost and ability to attract and retain key employees, regulatory or legal developments, tax policy changes, dividend policy changes and our ability to implement and execute our business plan and strategy and expand our operations. These factors should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements, as our financial performance could differ materially due to various risks or uncertainties. We do not undertake to publicly update or revise our forward-looking statements if future changes make it clear that any projected results expressed or implied therein will not be realized.

Important Additional Information and Where to Find It

Lake Shore Bancorp, Inc. will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 that will include a proxy statement of the Company and a prospectus of Lake Shore Bancorp, Inc., as well as other relevant documents concerning the proposed transaction. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT, AND THE PROSPECTUS CAREFULLY WHEN THESE DOCUEMMTS BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. When filed, these documents and other documents relating to the proposed transaction can be obtained free of charge from the SEC’s website at www.sec.gov. Alternatively, these documents, when available, can be obtained free-of-charge from the Company upon written request to Lake Shore Bancorp, Inc., 31 East Fourth Street, Dunkirk, New York 14048, Attention: Taylor M. Gilden, or by calling (716) 366-4070 ext. 1065.

Participants in the Solicitation

The Company and its directors and its executive officers may be deemed to be participants in the solicitation of proxies with respect of the proposed transaction. Information regarding the Company’s directors and executive officers is available in its definitive proxy statement for its 2024 Annual Meeting of Shareholders, filed with the SEC on April 11, 2024. Other information regarding the participants in the proxy solicitation will be contained in the proxy statement, the prospectus, and other relevant materials filed with the SEC, as described above.

This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus when accompanied by a stock order form. The shares of common stock to be offered for sale by Lake Shore Bancorp, Inc. are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or by any other government agency.

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Source: Lake Shore Bancorp, Inc.

Category: Financial

Investor Relations/Media Contact

Taylor M. Gilden

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1065